                                                                   Exhibit 23.02

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form S-4 Registration Statement (No. 333-85101) on Form S-8, of Adelphia Communications Corporation, of our report, dated March 19, 1999, relating to the consolidated balance sheets of FrontierVision Partners, L.P. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, partners' deficit and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the September 9, 1999 Current Report on Form 8-K of Adelphia Communications Corporation, which is incorporated herein by reference.


/s/ KPMG LLP

Denver, Colorado
November 23, 1999